Progress Energy responds to Standard & Poor’s ratings improvement

RALEIGH, N.C. (Nov. 23, 2005) – Standard & Poor’s (S&P) credit rating agency announced today that it is revising its ratings outlook on Progress Energy, Inc. [NYSE: PGN] from negative to stable, affirming the ‘BBB’ corporate credit rating, and revising the short-term rating from ‘A-3’ to ‘A-2.’ S&P stated that it took these actions primarily due to the resolution of several regulatory issues in Florida and expectations of increased likelihood that the company’s financial performance will improve over the next two years.

“We are pleased that S&P has taken these actions,” said Peter Scott, chief financial officer, Progress Energy, Inc. “We are committed to further improving our overall credit metrics in support of a solid investment grade rating.”

Standard & Poor’s also indicated that it has improved its business position for Progress Energy Florida to a 4 (strong). The business position for Progress Energy Carolinas remains a 5 (satisfactory) and the overall business position case for Progress Energy, Inc. remains at a 6 (satisfactory). S&P ranks business position on a scale of ‘1’ (excellent) to ‘10’ (vulnerable).

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company’s holdings include two electric utilities serving more than 2.9 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction and broadband capacity. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

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Contacts:

Investor Relations: Bob Drennan, 919-546-7474
Corporate Communications: Garrick Francis, 919-546-6189, or toll-free 877-641-NEWS (6397)